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                                                         DIGITAL LIGHTWAVE, INC.
                                                               601 Cleveland St.
                                                                     Fifth Floor
                                                       Clearwater, Florida 33755
                                                                    NASDAQ: DIGL


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
AT THE COMPANY:                         AT FRB:
Seth Joseph                             George Zagoudis         Jordan Darrow           Laura Kuhlman-Doerer
Senior Executive Vice President         General Info.           Analyst Contract        Media Contact
813.442.667                             312.640.6663            212.661.8030            312.641.6727
spj@lightwave.com                       grz@chi.frbd.com        jmd@ny.frbd.com         lkd@chi.frbd.com
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FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 22, 1998

      DIGITAL LIGHTWAVE TO RESTATE REVENUES FROM PRIOR QUARTERS; REPORTS
                       PRELIMINARY FOURTH QUARTER RESULTS


CLEARWATER, FL, JANUARY 22, 1998 - Digital Lightwave, Inc. (Nasdaq: DIGL) said today that it will restate its revenues downward for the second and third quarters of 1997 to approximately $2.7 million from $5.3 million and to approximately $1.4 million from $8.3 million, respectively. The Company further stated that it anticipated that it would report revenues of approximately $4.8 million for the fourth quarter of 1997 and a net loss for the quarter of between $1.2 and $1.5 million or $.05 and $.07 per share. After giving effect to the restatement, the company expects to report sales of approximately$10.3 million for the full 1997 year and record a loss of approximately $5.5 to $5.7 million for the year, or $0.21 to $0.23 per share.

After giving effect to the restatement, firm backlog and deferred revenue at the end of 1997, was $6.0 million in the aggregate. In addition to the firm backlog and deferred revenue, the company noted that its anticipated results for the fourth quarter were adversely affected by a lenghtening of the sales cycle for certain key customers which delayed anticipated fourth quarter orders in an aggregate amount of approximately $6.8 million.

The company's decision to restate the 1997 results of operations resulted from the discovery of certain errors in the timing of revenue recognition and a review of related accounting policies and procedures. The company also announced that after consideration of the uncertainty in various international markets, the company has instituted a policy of deferring recognition of revenues on sales to international distributors until the product is actually sold by each distributor to its end user customer. The company further noted that it has revised certain of its accounting policies and procedures regarding the timing of its recognition of sales to end user customers. A committee consisting of the outside members of the company's board of directors has been established to review the policies, procedures and circumstances which may have been factors in the restatement of revenue and make recommendations regarding further accounting policy and procedure adjustments and related courses of action. The company expects the release of additional and more definitive information concurrent with the filing of its Form 10-K.
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Steven H. Grant, the company's recently appointed chief financial officer and vice president of finance said, "We have initiated tighter monitoring and control procedures to ensure strict compliance with the company's revenue recognition policy moving forward."

"We are implementing measures to ensure full compliance with revenue recognition policies and procedures which we believe to be appropriate in light of the company's experience and the current environment," said Dr. Bryan J. Zwan, chief executive officer of the company. "In addition, we will seek to obtain better visibility of our customers' needs and their purchasing processes through the addition of senior and middle sales management and new marketing leadership. We also plan to reduce our rate of recruitment of other staff and expenses in order to better align with the rate of top line growth we have been experiencing." Commenting on the fourth quarter, Dr. Zwan state, "The company was able to achieve certain of its goals during the fourth quarter, including the addition of new customers and the successful completion of two trials of the REMOTE ACCESS AGENTS. The company ended the year with approximately $24 million in cash and a determination to focus on the further penetration and expansion of our customer base in 1998."

Digital Lightwave develops, manufactures, and sells products that provide intelligent termination, integration and switching of lightwave communications. The company's products include Network Information Computers for field installation and maintenance which simultaneously process multiple protocols to verify and qualify the performance of SONET, ATM and T-Carrier networks and transmission equipment, and Remote Access Agents for unattended, software-controlled passive monitoring as well as active stress testing to remotely identify network segment and channel degradation, and to provide a real time management information base for Wide Area Networks. The company is headquartered in Clearwater, Florida. Digital Lightwave can be located at the Internet at http://www.lightwave.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, SUCH AS QUARTERLY FLUCTUATIONS IN OPERATING RESULTS, THE TIMELY AVAILABILITY OF NEW PRODUCTS, THE IMPACTS OF COMPETITIVE PRODUCTS AND PRICING, AND OTHER RISKS AND UNCERTAINTIES SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS NEWS RELEASE.